EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated August 5, 2009, relating to the combined financial statements of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, Resolute Wyoming, Inc., and RNRC Holdings, Inc. (the “Companies”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Companies’ ability to continue as a going concern as described in Note 1, the restatement of the Companies’ combined financial statements for the year ended December 31, 2008 as described in Note 12, and the retrospective adjustment for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Financial Statements” as described in Note 1) and (ii) our report dated August 5, 2009, relating to the balance sheet of Resolute Energy Corporation, appearing in the Registration Statement on Form S-4, originally filed August 6, 2009 and as subsequently amended.
/s/ Deloitte & Touche LLP
Denver, Colorado
September 28, 2009